Exhibit 99.1

FMC Corporation	FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release	215.299.6000 phone
215.299.5998 fax

For Release: Immediate	www.fmc.com

Media contact: Jim Fitzwater - 215.299.6633
Investor relations contact: Andrew Sandifer - 215.299.6119
FMC Corporation Announces Second Quarter Results and Reaffirms Vision 2015 Outlook

Second Quarter 2013 Highlights

•	Consolidated revenues up 6 percent to $959.4 million

•	Consolidated adjusted earnings up 2 percent to $0.94 per diluted share

•	Agricultural Solutions segment earnings up 11 percent

•	Health and Nutrition segment earnings flat; excluding M&A and Manufacturing Excellence program expenses, segment earnings up mid-single digits percent

•	Minerals segment earnings down driven by smaller than expected increase in Asia export soda ash pricing

•	Adjusted consolidated tax rate of 24.8 percent

2013 Outlook

•	Peroxygens segment reclassified to discontinued operations commencing with the third quarter, full-year Peroxygens segment earnings excluded from adjusted earnings outlook

•	$250 million share repurchase program commencing in the third quarter

•	Continued strong momentum in Agricultural Solutions leading to the 10th consecutive year of record segment earnings

•	Health and Nutrition segment earnings growth to accelerate in the fourth quarter due to strong organic growth and impact of acquired businesses

•	In Minerals, Lithium operational improvements offset by slower pace of recovery in soda ash export pricing

•	Third quarter 2013 outlook for adjusted earnings of $0.75 - $0.85 per diluted share, a 5 percent increase from the prior-year period at midpoint of range

•	Full-year 2013 outlook for adjusted earnings of $3.72 to $3.87 per diluted share, a 13 percent increase compared to prior year at midpoint of range

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Page 2/ FMC Corporation Announces Second Quarter Results

Vision 2015 Update

•	Reaffirming $5B+ Sales, $1.2B EBIT, and $5.75 to $6.25 adjusted earnings per diluted share targets for 2015

•	Continued strong performance of Agricultural Solutions with organic growth supplemented by product line acquisitions

•	Accelerating earnings growth in Health and Nutrition from broadened portfolio

•	Turnaround in Minerals performance from 2013 lows, due to improved Lithium operations and recovery in soda ash export pricing

•	Realized benefits of Manufacturing Excellence and Procurement programs

•	EPS to benefit from $360 million in total share repurchases in 2013 and an additional $100 to $150 million in each of 2014 and 2015

PHILADELPHIA, July 29, 2013 - FMC Corporation (NYSE:FMC) today reported second quarter revenues of $959.4 million, a 6 percent increase over the same period in 2012. The company reported net income of $118.0 million, or $0.86 per diluted share, in the second quarter of 2013, versus net income of $104.9 million, or $0.76 per diluted share, in the second quarter of 2012. This quarter's results include charges of $10.9 million after tax, or $0.08 per diluted share, compared to charges of $22.0 million after tax, or $0.16 per diluted share, in the prior-year quarter. Excluding these items in both periods, adjusted earnings were $0.94 per diluted share in the current quarter, an increase of 2 percent versus the prior-year quarter.

Segment Results and Outlook

FMC Agricultural Solutions
FMC Agricultural Solutions' second quarter segment revenues of $442.6 million increased 12 percent versus the prior-year quarter, driven by strong demand in all regions except Europe, Middle East and Africa. Second quarter segment earnings of $124.7 million increased 11 percent versus the year-ago quarter due to continued North American volume growth with increased demand for pre-emergent herbicides, increased market share in Brazil and benefits from market access initiatives in Asia.

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Page 3/ FMC Corporation Announces Second Quarter Results

The company expects a strong finish to 2013 driven by favorable market conditions in Latin America, with FMC's growth outpacing the market. The company expects a 10th consecutive year of record segment earnings, increasing mid to high teens percent over 2012.

FMC Health and Nutrition
FMC Health and Nutrition's second-quarter segment revenues were $189.9 million, up 9 percent versus the year-ago quarter on higher volumes and contributions from recent acquisitions. Segment earnings of $44.3 million were essentially flat compared to prior year. Segment earnings grew mid-single digits percent after adjusting for the impact of spending on acquisition-related activities and costs incurred in Manufacturing Excellence programs.

The company anticipates third quarter segment earnings to be higher than 2012, with underlying growth partially offset by additional acquisition and Manufacturing Excellence program costs. For the full year, the company expects segment earnings growth to accelerate due to continued strength in core markets and contributions from the recently acquired Epax omega-3 business, resulting in low teens percent segment earnings growth versus 2012.

FMC Minerals
FMC Minerals' second quarter segment revenues of $244.4 million decreased 2 percent from the year-ago quarter. Second-quarter segment earnings of $35.4 million were down 21 percent, primarily as a result of lower export pricing in soda ash versus the previous year, partially offset by higher global soda ash volumes. The company continues to successfully implement process changes at its Argentina Lithium operation, and is on track to achieve its targeted production rates in the third quarter.

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Page 4/ FMC Corporation Announces Second Quarter Results

FMC saw sequential improvements in Asian export soda ash pricing in the second quarter, and anticipates sequential improvements in each of the third and fourth quarters. The company expects the recent improvements in production rates at its Argentina Lithium operations will contribute to strong Lithium performance in the fourth quarter. For the full year, the company anticipates segment earnings will be down approximately 20 percent versus the previous year. Expectations for the Minerals segment in the second half are driven by improved Lithium performance, tempered by the company's prudent outlook for the pace of recovery in soda ash export pricing.

FMC Peroxygens, Corporate and Other
FMC Peroxygens' second-quarter segment revenues of $83.6 million decreased 5 percent from the year-ago quarter. Second quarter segment earnings of $4.0 million were down 49 percent, primarily as a result of planned maintenance outages. The company is confident that a divestiture of FMC Peroxygens can be achieved by end of 2013. Therefore, beginning in the third quarter, the company will reclassify full-year results of FMC Peroxygens to discontinued operations.

In the second quarter, corporate and other expenses were $20.3 million versus $16.9 million in the prior-year quarter. Interest expense, net, was $12.3 million as compared to $11.5 million in the year-ago quarter. For the quarter, depreciation and amortization was $34.3 million and capital additions were $46.9 million. On June 30, 2013, gross consolidated debt was $1,070.6 million, and debt, net of cash, was $993.2 million.

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Page 5/ FMC Corporation Announces Second Quarter Results

The company is entering into an accelerated share repurchase agreement (ASR) under which it will repurchase approximately $250 million of its common shares, with an initial delivery of approximately 3.2 million shares expected to occur by July 31, 2013. The shares will be acquired under the company's previously announced $500 million share repurchase program. Final settlement of the ASR is expected to be completed by year end, but may be completed sooner under certain circumstances. The final number of shares that the company will repurchase under the ASR, the timing of the final settlement and the aggregate cost will depend upon prevailing market conditions, the final discounted volume-weighted average share price over the term of the ASR, and other customary adjustments.

For the third quarter, the company anticipates adjusted earnings of $0.75 to $0.85 per diluted share, a 5 percent increase over 2012 adjusted earnings at the midpoint of this range. The company now expects full-year adjusted earnings of $3.72 to $3.87 per diluted share, a 13 percent increase over 2012 adjusted earnings at the midpoint of this range. The updated outlook reflects the move of Peroxygens to discontinued operations, as well as uncertainties in the timing of soda ash export pricing recovery.

Vision 2015
Pierre Brondeau, FMC president, CEO and chairman, said, “We remain firmly on track to meet or exceed our Vision 2015 targets. We are executing our growth strategies across the enterprise, pursuing the right opportunities to expand our portfolio, and delivering premium shareholder return.

“Our full-year 2013 adjusted earnings do not accurately reflect the company's earnings potential going into 2014, as they are temporarily depressed by the shift of Peroxygens into discontinued operations. This change impacts all of 2013, whereas the actions we have taken to offset these lost earnings, including acquisitions and share repurchases, carry only partial year benefits in 2013.

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Page 6/ FMC Corporation Announces Second Quarter Results

“We are making significant progress against our strategic goal of strengthening our core businesses. In Agricultural Solutions, our recent product line acquisitions and development agreements are adding to the fundamental strength in this business. We are excited about the earnings trajectory of Health and Nutrition driven by our expanding portfolio and the new Thailand facility coming online at the end of 2014. As we emerge from a cyclical trough in soda ash pricing, we anticipate that increases in pricing combined with production volume increases already well underway will drive segment earnings higher in Minerals. And, we expect the fourth quarter Lithium margins to be indicative of full-year performance in 2014 and 2015. Benefits from 2013 spending on Manufacturing Excellence programs and our already successful Procurement initiatives will also be significant contributors in 2014 and 2015.”

The company has posted supplemental information on the web at http://www.fmc.com, including its updated 2013 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

FMC will conduct its second quarter conference call and webcast at 11:00 a.m. ET on Tuesday, July 30, 2013. This event will be available live and as a replay on the web at http://www.fmc.com.

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FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2012, FMC had annual sales of approximately $3.7 billion. The company employs approximately 5,700 people throughout the world, and operates its businesses in four segments: FMC Agricultural Solutions, FMC Health and Nutrition, FMC Minerals, and FMC Peroxygens. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2012 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Revenue	$959.4	$905.2	$1,949.6	$1,845.9

Costs of sales and services	616.5	567.4	1,237.0	1,160.8

Gross margin	342.9	337.8	712.6	685.1

Selling, general and administrative expenses	138.8	128.3	270.1	257.4
Research and development expenses	29.1	28.4	58.9	56.9
Restructuring and other charges (income)	6.5	5.6	16.4	7.3
Total costs and expenses	790.9	729.7	1,582.4	1,482.4
Income from operations	168.5	175.5	367.2	363.5
Equity in (earnings) loss of affiliates	0.2	0.3	(0.3)	0.2
Interest expense, net	12.3	11.5	24.0	22.8

Income from continuing operations before income taxes	156.0	163.7	343.5	340.5
Provision for income taxes	36.7	45.3	84.0	90.1
Income from continuing operations	119.3	118.4	259.5	250.4
Discontinued operations, net of income taxes	1.9	(8.1)	(3.3)	(15.5)
Net income	$121.2	$110.3	$256.2	$234.9
Less: Net income attributable to noncontrolling interests	3.2	5.4	7.3	10.9
Net income attributable to FMC stockholders	$118.0	$104.9	$248.9	$224.0

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$116.1	$113.0	$252.2	$239.5
Discontinued operations, net of tax	1.9	(8.1)	(3.3)	(15.5)
Net income	$118.0	$104.9	$248.9	$224.0
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.85	$0.82	$1.84	$1.73
Discontinued operations	0.01	(0.06)	(0.02)	(0.11)
Basic earnings per common share	$0.86	$0.76	$1.82	$1.62
Average number of shares used in basic earnings per share computations	136.3	137.2	136.8	137.9
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.85	$0.82	$1.83	$1.72
Discontinued operations	0.01	(0.06)	(0.02)	(0.11)
Diluted earnings per common share	$0.86	$0.76	$1.81	$1.61
Average number of shares used in diluted earnings per share computations	137.1	138.3	137.7	139.0

Other Data:
Capital additions	$46.9	$42.4	$74.6	$81.2
Depreciation and amortization expense	$34.3	$34.5	$68.0	$66.7

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)*
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Revenue	$959.4	$905.2	$1,949.6	$1,845.9

Costs of sales and services	616.5	564.2	1,237.0	1,154.2

Gross margin	342.9	341.0	712.6	691.7

Selling, general and administrative expenses	125.6	119.2	244.2	239.2
Research and development expenses	29.1	28.4	58.9	56.9
Equity in (earnings) loss of affiliates	0.2	0.3	(0.3)	0.2

Total costs and expenses	771.4	712.1	1,539.8	1,450.5

Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$188.0	$193.1	$409.8	$395.4

Interest expense, net	12.3	11.5	24.0	22.8
Adjusted earnings from continuing operations, before income taxes and noncontrolling interests	$175.7	$181.6	$385.8	$372.6

Provision for income taxes	43.6	49.3	98.1	99.4
Net income attributable to noncontrolling interests	3.2	5.4	7.3	10.9
Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP) (2)	$128.9	$126.9	$280.4	$262.3

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$0.94	$0.92	$2.04	$1.89
Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	137.1	138.3	137.7	139.0
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(1) Referred to as adjusted operating profit in the Press Release narrative.
(2) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of restructuring and other charges and income, non-operating retirement-related costs, acquisition/divestiture related charges and tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net income attributable to FMC stockholders (GAAP)	$118.0	$104.9	$248.9	$224.0
Discontinued operations, net of income taxes (a)	(1.9)	8.1	3.3	15.5
Restructuring and other charges (income) (b)	6.5	5.6	16.4	7.3
Non-operating pension and postretirement charges (c)	11.6	9.1	24.3	18.2
Acquisition/Divestiture related charges (d)	1.6	3.2	1.6	6.6
Tax effect of restructuring and other charges (income), non-operating pension and postretirement charges and acquisition-related charges	(7.6)	(6.4)	(15.8)	(11.7)
Tax adjustments (e)	0.7	2.4	1.7	2.4

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$128.9	$126.9	$280.4	$262.3

Diluted earnings per common share (GAAP)	$0.86	$0.76	$1.81	$1.61
Discontinued operations per diluted share	(0.01)	0.06	0.02	0.11
Restructuring and other charges (income) per diluted share, before tax	0.05	0.04	0.12	0.05
Non-operating pension and postretirement charges per diluted share, before tax	0.08	0.07	0.18	0.13
Acquisition/Divestiture related charges per diluted share, before tax	0.01	0.02	0.01	0.05
Tax effect of restructuring and other charges (income), non-operating pension and postretirement charges and acquisition-related charges, per diluted share	(0.06)	(0.05)	(0.11)	(0.08)
Tax adjustments per diluted share	0.01	0.02	0.01	0.02

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.94	$0.92	$2.04	$1.89

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	137.1	138.3	137.7	139.0
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(a) Discontinued operations for the three and six months ended June 30, 2013, includes a gain of $13.9 million associated with an insurance recovery related to previously discontinued operations legal matters, primarily offset by provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations. No such gain existed in 2012.
Discontinued operations for the three and six months ended June 30, 2012, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.

(b) Three Months Ended June 30, 2013:
Restructuring and other charges (income) for the three months ended June 30, 2013, primarily include a charge of $3.5 million associated with our Lithium restructuring within our FMC Minerals segment and charges of $1.0 million related to collaboration and license agreements entered into by our FMC Agricultural Solutions segment for the purpose of obtaining certain technology and intellectual property rights relating to new fungicide compounds still under development. Additionally charges for the three months ended June 30, 2013 include charges associated with continuing environmental sites as a Corporate charge of $1.0 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $1.0 million.

Three Months Ended June 30, 2012:
Restructuring and other charges (income) for the three months ended June 30, 2012, include charges associated with continuing environmental sites as a Corporate charge of $1.5 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $4.1 million.

Six Months Ended June 30, 2013:
Restructuring and other charges (income) for the six months ended June 30, 2013, primarily include a charge of $9.3 million associated with our Lithium restructuring within our FMC Minerals segment and charges of $1.5 million related to collaboration and license agreements entered into by our FMC Agricultural Solutions segment for the purpose of obtaining certain technology and intellectual property rights relating to new fungicide compounds still under development. Additionally, charges for the six months ended June 30, 2013 include charges associated with continuing environmental sites as a Corporate charge of $2.0 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $3.6 million.
Six Months Ended June 30, 2012:
Restructuring and other charges (income) for the six months ended June 30, 2012, include charges associated with continuing environmental sites as a Corporate charge of $2.5 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $4.8 million.
(c) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(d) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting for acquisitions and costs incurred associated with the potential divestiture of our FMC Peroxygens segment. Charges for the three and six months ended June 30, 2013, represented legal and professional fees directly associated with the potential divestiture of our FMC Peroxygens segment. The charges for the three and six month periods ended June 30, 2012 relate to a number of acquisitions completed in 2011 and in the second quarter of 2012. On the condensed consolidated statements of income, the charges associated with inventory fair value step-up are included in “Costs of sales and services” and charges associated with the potential divestiture of FMC Peroxygens are included in "Selling, general and administrative expenses".
(e) The tax adjustments in the three and six months ended June 30, 2013 are primarily related to revisions to our tax liabilities related to prior year tax matters. Tax adjustments for the three and six months ended June 30, 2012 are primarily the result of an increase to our valuation allowance related to foreign operations for tax losses not expected to be fully recoverable in future years.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net income (GAAP)	$121.2	$110.3	$256.2	$234.9
Discontinued operations, net of income taxes	(1.9)	8.1	3.3	15.5
Restructuring and other charges (income)	6.5	5.6	16.4	7.3
Non-operating pension and postretirement charges	11.6	9.1	24.3	18.2
Acquisition/Divestiture related charges	1.6	3.2	1.6	6.6
Interest expense, net	12.3	11.5	24.0	22.8
Provision for income taxes	36.7	45.3	84.0	90.1
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$188.0	$193.1	$409.8	$395.4
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(1) Referred to as Adjusted Operating Profit in the Press Release Narrative

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Revenue
FMC Agricultural Solutions	$442.6	$393.6	$937.8	$847.8
FMC Health and Nutrition	189.9	174.4	381.8	339.0
FMC Minerals	244.4	249.5	469.0	485.7
FMC Peroxygens	83.6	87.8	163.2	173.7
Eliminations	(1.1)	(0.1)	(2.2)	(0.3)
Total	$959.4	$905.2	$1,949.6	$1,845.9
Income from continuing operations before income taxes
FMC Agricultural Solutions	124.7	112.3	288.0	242.8
FMC Health and Nutrition	44.3	44.9	88.0	85.7
FMC Minerals	35.4	44.9	64.4	92.5
FMC Peroxygens	4.0	7.8	9.7	14.7
Eliminations	(0.1)	0.1	(0.2)	0.1
Segment operating profit	208.3	210.0	449.9	435.8
Corporate and other	(20.3)	(16.9)	(40.1)	(40.4)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$188.0	$193.1	$409.8	$395.4

Restructuring and other (charges) income (a)	(6.5)	(5.6)	(16.4)	(7.3)
Interest expense, net	(12.3)	(11.5)	(24.0)	(22.8)
Non-operating pension and postretirement charges (b)	(11.6)	(9.1)	(24.3)	(18.2)
Acquisition/Divestiture related charges (c)	(1.6)	(3.2)	(1.6)	(6.6)
Provision for income taxes	(36.7)	(45.3)	(84.0)	(90.1)
Discontinued operations, net of income taxes	1.9	(8.1)	(3.3)	(15.5)
Net income attributable to noncontrolling interests	(3.2)	(5.4)	(7.3)	(10.9)
Net income attributable to FMC stockholders	$118.0	$104.9	$248.9	$224.0
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(a) Three Months Ended June 30, 2013: Amounts related to FMC Agricultural Solutions charges of $1.4 million, FMC Health and Nutrition charges of $0.1 million, FMC Minerals charges of $3.5 million, FMC Peroxygens charges of $0.5 million and Corporate charges of $1.0 million.
Three Months Ended June 30, 2012: Amounts related to FMC Agricultural Solutions charges of $1.3 million, FMC Health and Nutrition charges of $0.1 million, FMC Peroxygens charges of $2.8 million and Corporate charges of $1.4 million.
Six Months Ended June 30, 2013: Amounts related to FMC Agricultural Solutions charges of $2.0 million, FMC Health and Nutrition charges of $0.7 million, FMC Minerals charges of $9.3 million, FMC Peroxygens charges of $1.1 million and Corporate charges of $3.3 million.
Six Months Ended June 30, 2012: Amounts related to FMC Agricultural Solutions charges of $1.7 million, FMC Health and Nutrition charges of $0.2 million, FMC Minerals income of $0.3 million, FMC Peroxygens charges of $3.7 million and Corporate charges of $2.0 million.
(b) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(c) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$77.4	$77.1
Trade receivables, net	1,092.1	1,124.5
Inventories	661.2	675.7
Other current assets	223.4	181.1
Deferred income taxes	128.6	123.4
Total current assets	2,182.7	2,181.8

Property, plant and equipment, net	1,147.3	1,136.2
Goodwill	289.2	294.4
Deferred income taxes	204.0	233.3
Other long-term assets	526.5	528.2
Total assets	$4,349.7	$4,373.9

Short-term debt	$286.4	$50.6
Current portion of long-term debt	21.8	5.7
Accounts payable, trade and other	344.8	443.2
Accrued customer rebates	320.6	142.9
Guarantees of vendor financing	14.4	31.4
Accrued pensions and other postretirement benefits, current	21.3	21.3
Other current liabilities	259.6	440.3
Total current liabilities	1,268.9	1,135.4

Long-term debt	762.4	908.8
Long-term liabilities	719.8	774.9
Equity	1,598.6	1,554.8
Total liabilities and equity	$4,349.7	$4,373.9

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30
	2013	2012
Cash provided (required) by operating activities	$245.3	$267.9

Cash provided (required) by operating activities of discontinued operations	(12.2)	(20.9)

Cash provided (required) by investing activities	(112.7)	(199.0)

Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	(130.0)	26.0
Increase (decrease) in short-term debt	236.6	15.4
Repayments of long-term debt	(0.4)	(15.0)
Proceeds from borrowings of long-term debt	0.5	5.4
Distributions to noncontrolling interests	(6.6)	(7.0)
Acquisition of noncontrolling interests	(80.0)	—
Dividends paid	(37.1)	(22.9)
Repurchases of common stock under publicly announced program	(109.9)	(144.9)
Other repurchases of common stock	(6.4)	(3.1)
Excess tax benefits from share-based compensation	6.3	6.2
Issuances of common stock, net	8.4	11.0
Contingent consideration paid	(0.5)	(2.0)
	(119.1)	(130.9)
Effect of exchange rate changes on cash	(1.0)	(0.5)
Increase (decrease) in cash and cash equivalents	0.3	(83.4)

Cash and cash equivalents, beginning of year	77.1	158.9

Cash and cash equivalents, end of period	$77.4	$75.5